KELLER & LOKKEN, P.A.
                                 ATTORNEY AT LAW
                      1615 AMERICAN NATIONAL BANK BUILDING
                               101 EAST 5TH STREET
                            ST. PAUL, MINNESOTA 55101
RICHARD P. KELLER           TELEPHONE (612) 292-1001                  OF COUNSEL
                            FACSIMILE (612) 292-8912              PAUL J. LOKKEN



                                  April 7, 1997

Illuminated Media Inc.
15 South Fifth Street
Minneapolis, MN 55402

         Re: Sale of up to 1,500,000 Units (Each Unit Consisting of One Share of Common Stock and One Redeemable Warrant to Purchase Two Shares of Common Stock)

Dear Sir/Madam:

         We are acting as legal counsel to Illuminated Media Inc. (the "Company") in connection with the proposed offer and sale of up to 1,500,000 Units of the Company's Common Stock (hereinafter referred to as the "Units") pursuant to a public offering under the Securities Act of 1933, as amended. The Units will be issued and sold by the Company pursuant to the terms and conditions set forth in the Company's Registration Statement on Form SB-2, File No. 33-22443, which has been amended by Amendment No. 1, to be filed April 7, 1997 (as so amended, the "Registration Statement").

         The Units are comprised of up to 1,500,000 shares of Common Stock (the "Shares") and 1,500,000 Redeemable Warrants to purchase Common Stock (the "Warrants"). Each individual Warrant entitles the holder to purchase two shares of Common Stock (all such shares issuable upon exercise of the Warrants are referred to herein as the "Warrant Shares").

         In acting as counsel for the Company, and arriving at the opinions expressed below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company, agreements and other instruments, certificates of officers and representatives of the Company, certificates of public officials and other documents as we have deemed necessary or appropriate as a basis for the opinions expressed herein.

         Based upon the foregoing, it is our opinion that:

         1. The Company has the corporate authority to issue the Units, including the Shares and Warrants which comprise the Units, in the manner and under the terms set forth in the Registration Statement.

         2. The Units, including the Shares and Warrants which comprise the Units, have been duly authorized and, when issued, delivered and paid for in accordance with the terms and conditions stated in the Registration Statement, will be validly issued, fully-paid and non-assessable.

         3. The Warrant Shares, when issued, delivered and paid for in accordance with the terms and conditions stated in the Registration Statement and the Warrant, will be validly issued, fully-paid and non-assessable.

         We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement, to its use as a part of the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus which forms part of the Registration Statement.

                                            Very truly yours,

                                            KELLER & LOKKEN, P.A.



                                            By /s/ Richard P. Keller
                                               Richard P. Keller

RPK/dhs